Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AND NON-COMPETE Agreement (this “Agreement”) is made and entered by and between Unimin Corporation, a Delaware Corporation, whose corporate headquarters is located in New Canaan, Connecticut (the “Company”), and Scott Preston, a resident of Fairfield County, Connecticut (“Employee”) (each, a “Party,” and collectively, the “Parties”), to be effective as of February 29, 2016 (“Effective Date”).

STATEMENT OF PURPOSE:

A.    The Company is a global leader in the production, processing and distribution ofnon-metallic industrial minerals (the “Industry”). The Company is engaged, at facilities throughout North America, in the business of mining, processing, transporting, marketing and selling general industrial sand, glass sand, foundry sand, frac sand, ground silica, tightly screened specialty sand, high purity quartz, lime, microcrystalline silica, resin coated sand, nepheline syenite, ball clay, air floated kaolin, and other industrial minerals, and is also engaged in the providing railroad freight common carrier services (collectively, the “Business”).

B.    Employee has been offered employment by the Company effective February 29, 2016, in the position of Chief Operating Officer, North America. In the course of such employment, Employee will have access to Confidential Information and Trade Secrets (as defined herein) belonging to the Company. Employee will also have access to information about the Company’s customers and prospective customers and customer relationships, and will gain the ability to influence the goodwill of the Company necessary to the success of the Business. Employee recognizes that the Company’s Trade Secrets, Confidential Information, customer relationships and goodwill are assets deserving of protection as provided for in the covenants contained in this Agreement.

C.    The Company desires to retain the full-time services of Employee, and Employee desires to serve the Company upon the terms and conditions set forth herein. The Company desires to provide additional benefits to Employee, to which Employee was not previously entitled, as consideration for the covenants in this Agreement and Employee desires to be so employed by the Company under the terms and restrictions set forth herein.

NOW, THEREFORE, in consideration of Employee’s employment with the Company on the terms and conditions set forth herein, and the promises, mutual covenants, and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, hereby agree and covenant as follows:

1.    Employment and Position. The Company hereby employs Employee and Employee hereby accepts employment and agrees to serve the Company in the position of Chief Operating Officer, North America, with duties consistent with the role of Chief Operating Officer, North America, and such other duties as are from time to time assigned to him by the Company’s President consistent with Employee’s position.

2.    Combination / Successorship. In the event of any transaction involving the combination of the Company or all or substantially all of the Company’s Business, with any other entity or business, whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise, (such combined entity referred to herein as “Successor Entity”), Employee’s assignment for any Successor Entity shall be (a) to serve as Chief Operating Officer of the Business owned by the Company immediately prior to such transaction. with duties consistent with those theretofore performed by him, and (b) to serve the Successor Entity in such other capacities as its President shall from time to time determine consistent with Employee’s position. Any Successor Entity shall assume the obligations under this Agreement and agree expressly to perform obligations under this Agreement.

3.    Term of Employment. The initial term of this Agreement shall be for a three (3) year term commencing on the Effective Date and shall terminate on March 1, 2019, subject to the provisions of Sections 8 and 9. Thereafter, the term of this Agreement shall automatically renew for successive one (1) year terms (Renewal Term) unless the Company provides written notice to Employee at least sixty (60) days in advance of the then-existing term that it does not wish to renew the term of this Agreement. The initial and any successive one year Renewal Terms shall hereinafter be referenced as “Employment Term.”

4.    Exclusive Employment and Duty of Loyalty to Company. During the Employment Term, Employee will serve the Company exclusively, faithfully and to the best of his ability, devoting all of his work time, energy and skill to the business of the Company (with the exception of absences because of sickness and because of vacations and holidays as provided in

Section 5 hereof), and shall owe a duty of loyalty to the Company. During the Employment Term, Employee shall not engage in any business for Employee’s own account and shall not accept any employment whatsoever from any person, firm or corporation other than the Company, unless Employee has received prior express written approval of the Company. Nothing herein shall prevent Employee from serving on a non-profit board or in another similar community or organizational position so long as such service does not interfere with the performance of Employee’s duties and responsibilities hereunder. Additionally, Employee may serve in a compensated corporate board position so long as (I) such position does not present a conflict of interest with his fiduciary responsibilities to the Company, (2) such service does not interfere with the performance of Employee’s duties and responsibilities hereunder, and (3) Employee receives prior written approval from the Company to serve in such position, which approval shall not be unreasonably withheld.

5.    Compensation and Benefits.

(a)    As basic compensation for his services under this Agreement during the Employment Term, the Company shall pay to Employee salary at the rate of not less than Four Hundred Thousand dollars ($400,000) per annum through March 1, 2019 provided, however, that Employee shall receive an annual review to determine the customary merit-based salary adjustments as determined by the President. Salary shall be payable in substantially equal semi-monthly installments.

(b)    Employee shall be a participant in the Incentive Bonus Plan For Key Personnel (“Bonus Plan”) during each year of Employee’s Employment Term. The maximum target opportunity for Bonus Plan compensation shall be set at not less than fifty percent (50%) of Employee’s then current salary for each calendar year of participation under the Bonus Plan, provided, however. that the amount of any Bonus Plan compensation actually awarded to Employee shall be determined in accordance with the Bonus Plan then in effect. The Remuneration Committee of the Board of Directors of SIBELCO (“Remuneration Committee”), or their designees or successors in interest may, at any time or from time to time, change the formula for providing Bonus Plan compensation to Employee, provided that (i) the new formula is designed to result in a total amount of Bonus Plan compensation reasonably similar to the Bonus Plan compensation provided under the formula in existence prior to any such change, (ii ) most of the other officers and Executive Management Group (“EMG”) level executives of the Company who are provided Bonus Plan compensation shall, at the same time or previously, have their Bonus Plan compensation arrangement changed to one computed in the same general manner (although with different rates of pay-out) as the new Bonus Plan compensation formula applicable to Employee, and (iii) the Company shall provide written notice to

Employee of this change in the Bonus Plan compensation formula prior to January 1st of the year as to which the new Bonus Plan compensation formula applies. The Company agrees that Employee’s compensation under the Bonus Plan shall not be prorated for 2016.

(c)    The Company shall recommend to the Remuneration Committee that Employee participate in the Sibelco Long Term Incentive Plan (“SLTIP”). If approved for participation, Employee shall participate in the SLTIP for the time period(s) and under the terms and conditions set forth therein and under the terms of any letter(s) granting rights under the SLTIP.

(d)    Employee shall receive all the life insurance, company automobile, dental insurance, hospitalization and medical insurance, medical reimbursement, pension, retirement and other pension and/or welfare benefits now in effect and hereafter granted to other EMG level executive employees of the Company other than the President, in accordance with the Company’s standard policies as they exist from time to time.

(e)    Employee shall be entitled to four weeks of vacation (20 working days) during each calendar year of the Employment Term, which shall not be prorated in 2016 and which may be taken at such time as Employee desires, consistent with the business needs of the Company. Employee also shall be entitled to all paid holidays provided to other employees, consistent with Company policy then in effect.

(f)    The Company shall pay to Employee a one-time lump-sum “sign-on” payment of $90.000. Such payment shall be made within 3 business days following Employee’s first day of employment (i.e. on or before March 2, 2016), provided Employee reports to work on February 29, 2016 as contemplated by this Agreement.

6.    Place of Employment. The principal place of employment of Employee during the Employment Term shall be in Fairfield County, Connecticut. The Company shall promptly reimburse Employee for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of Company in the performance of his duties hereunder. For such purposes, Employee shall submit to the Company itemized monthly reports of such expenses and other disbursements.

7.    Protection of Confidential Information.

a)    Employee expressly recognizes and acknowledges that in connection with Employee’s employment with the Company, Employee has been given access to and will continue to be given access to certain valuable, highly-sensitive confidential and proprietary information belonging to the

Company (“Confidential Information”). Employee expressly recognizes and acknowledges that Confidential Information shall include, but not be limited to, the following categories of information and material, regardless of how such information or material may exist from time to time and whether such information exists in memory of Employee, or in electronic, print, or other form. and including all copies, notes, or other reproductions or replicas thereof, all of which constitute valuable, special, and unique assets of the Company that have been developed or acquired through substantial investments of time, money, and resources, excluding such information that is otherwise generally available to the public or in the public domain through no unauthorized act or omission of Employee:

i)    any and all information relating to the Company. its Business and associated methods of production, operation. technology, or marketing, including, but not limited to, business plans, engineering processes, construction processes, strategic plans, forecasts. financial information or data, marketing information or data, research and development, business account lists, customer lists (including customer names and contact information), customer information (including customer preferences, pricing, buying habits and needs and the methods of fulfilling those needs), employee lists (including skills, ability and compensation of employees other than Employee), vendor or supplier lists, licensor or licensee lists, contractor lists, records relating to any intellectual property owned by, controlled, or maintained by the Company related to the Business, and any and all other records pertaining to the Business which the Company may, from time to time, designate as confidential or proprietary or that Employee reasonably knows should be treated or has been treated by the Company as confidential or proprietary and is related to the Business.

ii)    any and all information not publicly available, relating to the Company’s products at any stage of the product’s mining or processing or final form, including without limitation, information which relates to any of the following concerning the mining, processing or selling of any of the Company’s products: specific technical matters; processing or refining methods of mined materials to produce the Company’s products, information concerning machinery or equipment or techniques used (or being considered for use) in any stage of mining or processing the Company’s products; research methods; pilot plant methods; quality control methods and tests; profit margins; production costs; identities of customers; prices charged to various customers; marketing plans: ore control methods; and geological data; and

iii)    any and all information of a technical or proprietary nature developed by or acquired by the Company or made available to the Company and its employees by any licensor,

licensee, customer, utility, supplier, vendor, employee, contractor, sub-contractor, or government agency, on a confidential basis or protected basis and related to the Business or the Company’s products, including but not limited to any scientific or technical analyses, ideas, concepts, designs, specifications, requirements, prototypes, techniques, technical data or know-how, formulae, methods, discoveries, improvements, equipment, research and development, and inventions related to the Business or the Company’s products:

b)    Employee acknowledges that Confidential Information is and will continue to be of central importance to the Business of the Company, and that disclosure of any such information to, or its use by, others could cause substantial harm to the Company and its affiliates. Therefore, in consideration of his continuing employment and the additional consideration being provided under this Agreement, Employee agrees that Employee shall not disclose any Confidential Information to disclose or reveal to any person, firm or corporation (other than to employees of the Company, its parent corporation, SCR-Sibelco NV, or any of their subsidiaries and only as required on a need-to-know basis in the performance of such employee’s duties) or use (except as required in the performance of his duties hereunder) any Confidential Information and/or Trade Secrets (as defined below) except on behalf of the Company, at any time during Employee’s employment with the Company, or at any time thereafter. For purposes of this Agreement, the term “Trade Secret” means (i) any item or information (including, but not limited to Confidential Information) that constitutes a trade secret of the Company under applicable law. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

c)    Employee agrees not to remove from the premises of the Company, except in pursuit of business for the benefit of the Company, any document or object containing or reflecting any Confidential Information. All such documents and objects shall remain property of the Company. All drawings, plans, sketches, blueprints, layouts, product descriptions and process descriptions made, or caused to be made, by Employee in the course of Employee’s work for the Company or in the course of preparing advice to give to the Company (including all originals and copies thereof) shall be considered exclusive property of the Company. Employee further agrees to promptly surrender to the Company upon request during Employee’s employment with the Company and immediately upon the Termination Date, all Confidential Information and any other Company property of any kind, existing in any tangible, print or electronic form, in Employee’s possession or under Employee’s control, including all passwords used by Employee to access facilities, networks, or phone systems of the Company. Employee also expressly agrees that immediately upon the Termination Date, Employee shall cease using any secure website or web portals, e-mail system, or phone system or voicemail service of the Company.

d)    Nothing in this section prevents the disclosure of information which Employee is required to disclose by applicable law, governmental regulation or legal process; provided however, Employee shall give the Company prompt notice of the service of subpoena or legal process requiring such disclosure so that the Company may seek a protective order or other legal remedy to prevent disclosure, and Employee shall disclose only such information to such recipients in such fashion as is required by such process.

e)    It is acknowledged and agreed that any breach or threatened breach of the provisions of this Section 7 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach or threatened breach by Employee of this Section 7, the Company shall be entitled to an injunction restraining Employee from disclosing any Confidential Information or Trade Secrets.

f)    Nothing contained in this Section 7 shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Employee of any monetary damages that the Company may suffer by reason of any such breach or threatened breach.

8.    Covenant Not to Compete.

a)    Employee understands and agrees that the purpose of this Section 8 is solely to protect the Company’s legitimate business interests, including, but not limited to the Company’s Confidential Information and Trade Secrets, customer relationships and goodwill, and the Company’s competitive advantage within the Industry in the operation of the Business and production of the Products. This Section 8 is not intended to impair, nor will it impair, Employee’s ability or right to work or earn a living.

b)    Therefore, to the fullest extent permitted by applicable law, Employee agrees that during Employee’s continuous employment with the Company (including any leave or severance periods), and during the Non-Competition Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, obtain or hold a Competitive Position with a Competitor in the Restricted Territory, as these terms are defined herein.

(i)	For purposes of this Agreement, a “Competitive Position” means any employment with or services performed (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) for a Competitor in which Employee

(A)	will use or disclose or could reasonably be expected to use or disclose any Confidential Information or Trade Secrets for the purpose of providing, or attempting to provide, such Competitor with a competitive advantage in the Business;

(B)	will hold a position, or will have duties, the same as or substantially similar to the those held by Employee when Employee was employed with the Company;

(C)	will advise or assist a Competitor concerning techniques and methods for the production of the products or services directly competing with the Company’s products or services;

(D)	will market, sell or assist in the production of products or services marketed, sold or produced by the Company (or their commercial equivalents) in competition with the Company.

(ii)	For purposes of this Agreement, “Competitor” means or includes :

(A)	any third party whose business or a major segment thereof is the same as or substantially similar to the Company’s Business and who is engaged in direct competition with the Company; or

(B)	any third party who owns or operates. intends to own or operate, or is preparing to own or operate a subsidiary, affiliate, or business line or business segment whose business is or is expected to be the same as or substantially similar to the Business of the Company and in direct competition with the Company.

(iii)	For purposes of this Agreement, “Restricted Territory” means:

with respect to any location operated by the Company in connection with the Business (except railroad freight common carrier services) concerned with selling a product or service which is sold by the Company from that location, the area within the smallest circle which can be drawn with that location as its center such that there is included within the circle the locations which receive shipments of that product (or which receive that service) from the Company representing 80% of the Company’s revenues with regard to that product; (ii) with respect to a Business (except railroad freight common carrier services) concerned with selling a product which is sold by the Company from more than one location, the area within each circle drawn such that the circles are the smallest which can be drawn with each such location as the center of a circle, and there is included within each circle the locations which receive shipments of that product (or which receive that service) representing 80% of the Company’s revenues with regard to that product (or service) from that location; and (iii) with regard to the Business of railroad freight common carrier services, the area within five miles of a railroad line operated by the Company. For purposes solely of this paragraph, “Company” includes (a) Unimin Corporation and (b) all companies or entities at least 50% owned or controlled by Unimin Corporation.

(iv)    For purposes of this Agreement, the “Non-Competition Period” means the one

(1) year period immediately following the earlier of (1) the end of the Employment Term or (2) termination of this Agreement for any reason.

c)    Notwithstanding the foregoing, Employee may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as Employee’s ownership is not in excess of two percent (2%) of the total outstanding capital stock of the Competitor.

d)    Notwithstanding any other provision of this Agreement, in the event of Employee’s actual or threatened breach of any provisions of Section 8, the Company shall be entitled to an injunction restraining Employee from such breach or threatened breach, it being agreed that any breach or threatened breach of these restrictive covenants would cause immediate and irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from Employee.

9.	Restrictive Covenants are Essential and Independent Covenants; Severability; Blue-Penciling; Employee Acknowledgements.

a)    The covenants set forth in Sections 7-10 are essential elements of this Agreement and shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not excuse Employee’s breach, or constitute a defense to the enforcement by the Company, of these restrictive covenants. The Company and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

b)    Should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement.

c)    If any provision or portion of the provisions of Sections 7 or 8 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined to carry out the Company’s and Employee’s intent in agreeing to these restrictive covenants. The Parties hereto agree to the modification of such provision, so that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases (“blue-penciling”), and, in its reduced or blue- penciled form, such provision shall then be enforceable and shall be enforced.

d)    Employee acknowledges and agrees that:

(i)	the services to be performed by Employee under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character;

(ii)	the restrictive covenants contained in this Agreement are necessary to protect the Company’s legitimate business assets and interests, and these covenants were discussed with, and accepted by, Employee prior to Employee’s employment with the Company under this Agreement;

(iii)	the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects;

(iv)	the restrictive covenants contained in this Agreement constitute a material inducement to the Company entering into this Agreement, without which the Company would not have entered into this Agreement to employ Employee on the terms and conditions stated herein:

(v)	additional consideration for the restrictive covenants contained in this

Agreement, are above and beyond the consideration provided to Employee for Employee’s employment prior to the Effective Date, and above and beyond what Employee would otherwise be entitled to, is provided to Employee herein as good and valuable consideration for the obligations and duties of Employee hereunder.

10.    Notification about Restrictive Covenants. Employee hereby consents to the Company’s notification of persons or entities of Employee’s obligations under this Agreement if the Company believes that Employee’s activities with such person or entity are likely to be restricted by this Agreement.

11.    Termination.

(a)    The Employment Term shall in any event terminate (i) upon the death of Employee, or (ii) in the event Employee is unable to perform his duties hereunder for a period of twelve (12) consecutive months because of physical or mental disability. All questions arising under this Agreement with regard to physical or mental capacity or incapacity of Employee to perform his duties hereunder shall be determined by a reputable physician mutually selected by Company and Employee or his personal representatives at the time such questions arise. In the case of termination of the Employment Term by Employee’s death or physical or mental disability. his personal representatives shall be entitled to receive, in accordance with the terms of this Agreement, (i) basic compensation earned hereunder to the date of such termination and not theretofore paid, (ii) 100% of any unpaid Bonus Plan Compensation awarded to Employee for work performed in the year prior to termination of employment by reason of Employee’s death or disability (without regard to any provision of the Bonus Plan requiring employment at time of payment), (iii) 100% of the maximum Bonus Plan Compensation that could have been earned by Employee in year of termination of employment by reason of death or disability, multiplied by a fraction, the numerator being the number of days Employee was employed by the Company during the year of termination of employment by reason of death or disability, and the denominator being 365, and (iv) fifty percent (50%) of his basic compensation for a two-year period following such termination. In the case of a payment due in respect of only a part of a calendar year. a pro rata share of the total amount due for such calendar year shall be based in the proportion of the number of days of such part of such calendar year to 365. It is understood that the payments in this Section 11 are in addition to any payments Employee or his heirs receive or are entitled to receive from life insurance, health, accident or other insurance policies then in effect at the Company and in which Employee is enrolled.

(b)    In addition to termination as provided in the foregoing paragraph, either party shall have the right to terminate the employment of Employee under this Agreement for any reason or for no reason, with or without cause, at any time during the term of this Agreement, provided. however, that in the event of any such termination by the Company or Resignation by the Employee for “Good Reason” (as defined below), the Company will pay Employee one year’s pay at the base compensation salary rate then in effect pursuant to Section 5, payable in 24 equal semi-monthly installments beginning one month after the end of the Employment Term. No other payments or benefits, except those that may be required by statute or regulation (such as continued health coverage under COBRA), shall be payable to Employee in the event of termination of this Agreement by the Company pursuant to this Section 11(b). As used herein, “Good Reason” shall include a substantial and material diminution in Employee’s duties or responsibilities that following Employee’s timely notice to the Company that the Company fails to correct within sixty (60) days, assignment of duties that are determined by a court of competent jurisdiction to be illegal, or relocation of the Place of Employment more than 60 miles from New Canaan, Connecticut.

12.    Severance Upon Expiration of Agreement. If the Company notifies the Employee that it does not wish to renew this Agreement, then, commencing on the day after the end of the Employment Term, the Company will pay Employee (i) one years’ pay at the base compensation salary rate in effect pursuant to Section 5 at the end of the Employment Term, payable in 24 equal semi-monthly installments beginning one month after the end of the Employment Term, and (ii) for the twelve (12) months following the end of the Employment Term, the Company will provide to Employee and his dependents medical and hospitalization insurance coverage, dental insurance coverage, like insurance coverage, accidental death and dismemberment insurance coverage and long-term disability coverage, to the extent (but only to the extent) that such coverage is at that time customarily provided by the Company to its salaried employees (or, at the option of the Company, the Company will provide substantially similar coverage), with Employee bearing solely costs equivalent to the normal employee contributions then applicable to the Company salaried employees with regard to such insurance coverages. If the Employment Term ends following written notification by the Company that it does not wish to renew the Agreement, the Company will pay Employee the Bonus Plan Compensation that would be awarded to Employee for work performed in the year in which the Employment Term ends, without regard to any provision of the Bonus Plan requiring employment at time of payment. Employee’s rights under this Section 12 shall not in any way be limited by or contingent upon Employee mitigating damages or seeking other employment. No earnings of Employee or benefits received by Employee through employment with another employer shall in any way be considered an offset to the Company’s obligation to make the payments and provide the benefits specified in this Section 12.

13.    The Company’s Rights to Inventions and Other Intellectual Property.

(a)    Employee hereby assigns to the Company all of Employee’s rights. title. and interest (including, but not limited to all patent. trademarks, copyright. and trade secret rights) in and to all Work Product (as defined below) prepared or developed by Employee, made or conceived in whole or in part by Employee within the scope of Employee’s employment by the Company, or that involve the use of Confidential Information or Trade Secrets within six (6) months thereafter. Employee further acknowledges and agrees that all copyrightable Work Product prepared by Employee within the scope of Employee’s employment by the Company are “works made for hire” and, consequently, that the Company owns all copyrights thereto.

(b)    Employee represents and warrants to the Company that all work that Employee performs for or has performed for the Company. and all Work Product that Employee produces which includes, but is not limited to. software. copyrights, trademarks. domain names, domain name registrations, documentation, memoranda, ideas, designs, inventions, processes, new developments or improvements and algorithms (“Work Product”), will not knowingly infringe upon or violate any patent. copyright, trade secret. or other property right of Employee’s former employers or of any other third party. Employee will not disclose to the Company, or use in any of Employee’s Work Product, any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented.

(c)    Notwithstanding the other provisions of this Section 13, Employee shall not be required to assign. transfer, or convey to the Company any of the rights, title, and interest Employee may have in any Work Product that Employee invents. discovers. originates, makes. or conceives during Employee’s employment by the Company if and only if (i) no equipment, supplies, facilities. Confidential Information, or Trade Secrets are used in the creation of the Work Product, (ii) the Work Product was developed entirely on Employee’s own time, (iii) the Work Product does not relate directly to the Business and production of the Products or to the Company’s actual or demonstrably anticipated research or development, and (iv) the Work Product does not result in any way from any work performed by Employee for the Company.

14.    Physical Examination. At the request of the Company, Employee shall submit to any physical examination and/or provide personal medical history to any insurance company to which the Company shall have made application for insurance to fund the Company’s obligations under this Agreement. This Agreement is personal in its nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of Company. whether by merger, consolidation, transfer of all or substantially all assets, or otherwise. Company represents to Employee that Company is duly authorized to execute and deliver this Agreement.

15.    Notices. Any notice to be given hereunder shall be in writing and personally delivered or sent by registered mail, postage prepaid, if to Company addressed to it, attention of the President, 258 Elm Street. New Canaan, Connecticut 06840 with copy to the Remuneration Committee of the Board of Directors of SIBELCO, and if to Employee, addressed to him at 138 Mimosa Circle, Ridgefield, CT 06877. Either party may, by notice as aforesaid, designate a new address to which notice to it shall thereafter be directed.

16.    Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Fairfield County, Connecticut in accordance with the rules then obtaining of the American Arbitration Association, and a judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. The arbitration tribunal shall have the power to order equitable relief and the power to require such discovery as in its judgment would be appropriate under the circumstances. The award of the arbitrator shall be enforceable in any jurisdiction where there is personal jurisdiction over any affected party.

17.    Survival. Notwithstanding the expiration of the Employment Term or any termination of this Agreement, Employee’s obligations under Sections 7 and 8 of this Agreement shall continue in full force and effect.

18.    Choice of Law: Entire Understanding. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut. This Agreement contains the entire understanding of the parties respecting its subject matter and supersedes all prior negotiations, commitments and agreements concerning its subject matter.

19.    Compliance with Section 409A. This Agreement is intended to comply with Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A. In addition, in the event that Employee is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination of Employee’s employment hereunder), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A shall be provided to Employee no earlier than six (6) months after the date of Employee’s “separation from service” within the meaning of Section 409A. To the extent that any provision of this Agreement violates Section 409A of the Code, the Company and the Executive agree to negotiate in good faith to revise or strike such provision to preserve the intent hereof to the maximum extent permissible under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year appearing below.

/s/ Campbell J. Jones	2 February 2016
President & Chief Executive Officer	Date

EMPLOYEE

/s/ Scott Preston	Jan. 27, 2016
Scott Preston	Date